Exhibit 99.1

FOR IMMEDIATE RELEASE

STIFEL ANNOUNCES COMMON STOCK CASH DIVIDEND

ST. LOUIS, August 14, 2017 – Stifel Financial Corp. (NYSE: SF) announced that its board of directors has authorized a dividend program under which Stifel intends to pay a regular quarterly cash dividend to shareholders of its common stock. In connection with the dividend program, the board declared a quarterly cash dividend on the company’s common stock of $0.10 per share, payable September 15, 2017, to shareholders of record at the close of business on September 1, 2017.

“Management and our board of directors consistently focus on shareholder returns, whether through investments in new initiatives, acquisitions, share repurchases, or now, dividends on our common stock.  Stifel continues to be a growth company but given the strength of our balance sheet and the increased diversity of our business, we are generating significant amounts of excess capital and we believe that a dividend is now appropriate.  That said, we will continue to evaluate opportunities that maximize the risk adjusted returns on our capital for the benefit of our common shareholders,” stated Ronald J. Kruszewski, Chairman and CEO of Stifel.

Future declarations of quarterly dividends are subject to the determination and discretion of the Stifel Financial board of directors.

Stifel Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated; Keefe Bruyette & Woods, Inc.; Miller Buckfire & Co., LLC; Century Securities Associates, Inc.; and Eaton Partners, LLC, and in the United Kingdom and Europe through Stifel Nicolaus Europe Limited. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank & Trust offers a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services. To learn more about Stifel, please visit the Company’s web site at www.stifel.com.

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Investor Relations Contact

Joel Jeffrey, (212) 271-3610

investorrelations@stifel.com